Exhibit 99.1

           FARO's Strong Sales Performance Drives Earnings Growth of 142% to 29 Cents Per Share in Q2 2004 Vs. 12 Cents in Q2 2003

    LAKE MARY, Fla., Aug. 4 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported a 156 % increase in net income in the second quarter of 2004 to $4.1 million, or 29 cents per diluted share, from $1.6 million, or 12 cents per diluted share in the second quarter of 2003. Sales for the quarter increased $7.9 million, or 48.8 % to $24.1 million, from $16.2 million in the second quarter of 2003. New orders in the second quarter increased $5.7 million, or 35.2% to $21.9 million, compared to $16.2 million in the second quarter of 2003. Gross margin increased 1.3 percentage points to 63.2% in the quarter, from 61.9% in the second quarter of 2003. Selling, general and administrative ("SG&A") expenses decreased as a percentage of sales from 41.7 % in the second quarter of 2003 to 36.8% in the second quarter of 2004.

    Income from operations increased $3.0 million from $1.6 million in the second quarter of 2003 to $4.6 million in the second quarter of 2004. This increase was primarily a result of an increase in gross profit of $5.1 million, offset by a $2.1 million increase in SG&A expenses. On a sequential quarter basis, operating margin improved to 19.2% in the second quarter of 2004, compared to 15.9% in the first quarter of 2004.

    Income tax expense in the second quarter of 2004 was $760,000 or 15.6% of income before taxes, compared to $240,000 or 13.3% in the year-ago quarter. Income tax expense as a percentage of taxable income was lower than the Company's 20%-25% forecast because the Company was able to realize additional tax loss carry-forwards in its European operations. The Company expects to realize additional tax loss carry-forwards through the balance of 2004, resulting in an estimated income tax rate of 15%-20% in the second half of 2004.

    Regionally, sales in the Americas increased 27.2% in the second quarter to $10.3 million, from $8.1 million in the second quarter of 2003. Sales in the Europe/Africa region increased 56.5% to $10.8 million, from $6.9 million in 2003. Sales in the Asia/Pacific region grew 130.8% to $3.0 million, from $1.3 million in 2003. The Company also announced that it would add direct sales offices in South Korea and India to its Asia/Pacific group in the second half of 2004.

    "The second quarter results bring our trailing twelve month's earnings per share to $0.97, and we are now approaching the target financial model that we set as a goal several years ago," said Simon Raab, President and CEO. "To solidify our market leading position and continue our growth momentum, we are going to ramp up research and development spending to 6%-7% of sales, open more direct sales offices in Asia/Pacific, and add approximately 20 application engineers to our worldwide sales organization, to provide additional customer support for our newer Laser Tracker and Faro Gage products. We will continue to manage our costs vigilantly, but we expect to incur approximately $500,000 in professional fees in the second half of this year to assist FARO in its Sarbanes Oxley Section 404 compliance activities. These additional costs may be offset by higher sales in Asia/Pacific contingent on ramping our capabilities and activities in this market. As such we have tempered our revised earnings estimates for 2004."


    Outlook for the remainder of 2004.

    We expect sales in the third and fourth quarters to reflect the seasonality apparent in our 5- year experience prior to 2003, rather than the linear growth seen in 2003. We expect new orders in the second half of 2004 to be approximately $45-$47 million, compared to $41 million in the first half. Since we have improved our production metrics, we have brought our backlog down to a customer-acceptable 2-3 weeks of sales, and we expect sales to track the new order rate, or the book to bill ratio to be approximately one. Therefore we are maintaining our forecast for 2004 sales at $90-$93 million.

    Given our first half earnings, and the expected impact of the second half costs mentioned above, we are raising our earlier forecast for net income of $0.71-$0.86 per diluted share, to $0.85-$1.00 per diluted share in 2004.

    A conference call reviewing the second quarter of 2004 will be held Wednesday, August 4, 2004 beginning at 11:00 AM (Eastern)/ 8:00 AM (Pacific). To participate please dial 800.795.1259 five minutes prior to start time. International callers should dial 785.832.0326. The Conference ID is "FARO". A recording of the call will be available until November 4, 2004 by dialing
800.934.8367. International callers should dial 402.220.6994. No access code is needed for the replay. The call will be simultaneously broadcast over the Internet at:


        http://www.firstcallevents.com/service/ajwz409192750gf12.html

    The call will be archived at the Company's website at http://www.faro.com.

    Financial Tables Follow


    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as "may," "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "will," "should," "could," "projects," "forecast," and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

    Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:


    - our inability to  maintain historical or projected sales growth rates;
    - our inability to maintain or reduce operating expenses or maintain or increase our gross margin or operating margin;
    - difficulties in ramping up sales in Asia;
    - increases in expenses relating to our Asian expansion or our Swiss manufacturing facility;
    - difficulties in recruiting research and development engineers, and application engineers
    - our inability to further penetrate our customer base;
    - development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;
    - our inability to maintain our technological advantage by developing new products and enhancing our existing products;
    - the cyclical nature of the industries of our customers and the financial condition of our customers;
    - the inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion of infringement claims against us;
    - fluctuations in our annual and quarterly operating results as a result of (i) the size and timing of customer orders, (ii) the amount of time that it takes to fulfill orders and ship our products, (iii) the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base, (iv) increases in operating expenses required for product development and new product marketing, (v) costs associated with new product introductions, such as assembly line start-up costs and low introductory period production volumes, (vi) the timing and market acceptance of new products and product enhancements, (vii) customer order deferrals in anticipation of new products and product enhancements, (viii) our success in expanding our sales and marketing programs, (ix) start-up costs associated with opening new sales offices outside of the United States, (x) fluctuations in revenue and without proportionate adjustments in fixed costs, (xi) the efficiencies achieved in managing inventories and fixed assets; and
      (xii) adverse changes in the manufacturing industry and general economic condition;
    - the inability of our products to displace traditional measurement devices and attain broad market acceptance;
    - the impact of competitive products and pricing in the CAM2 market and the broad market for measurement and inspection devices;
    - risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;
    - the loss of our CEO or Executive VP or other key personnel;
    - our inability to identify, consummate, or achieve expected benefits from acquisitions;
    - the failure to effectively manage our growth;
    - the loss of a key supplier and the inability to find a sufficient alternative supplier in a reasonable period or on commercially reasonable terms;
    - the other risks detailed in the Company's Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.


    Forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.


                   FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                           SUMMARY FINANCIAL TABLE
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

                             Three Months Ended         Six Months Ended
                             July 3,     June 28,      July 3,     June 28,
                              2004         2003         2004         2003

    SALES                  $24,076,847  $16,243,469  $45,102,039  $29,647,734

    COST OF SALES            8,848,915    6,183,034   16,410,272   12,082,614

    Gross profit            15,227,932   10,060,435   28,691,767   17,565,120

    OPERATING EXPENSES:
    Selling                  6,233,296    4,484,859   11,795,991    8,272,298
    General and
     administrative          2,621,353    2,297,315    5,150,736    4,047,880
    Depreciation and
     amortization              537,936      538,991    1,094,695    1,127,645
    Research and
     development             1,206,337    1,066,155    2,647,749    1,943,623
    Employee stock options      11,364      108,290       48,841      149,738

    Total Operating
     Expenses               10,610,286    8,495,610   20,738,012   15,541,184

    INCOME (LOSS) FROM
     OPERATIONS              4,617,646    1,564,825    7,953,755    2,023,936

    OTHER INCOME
     (EXPENSES)
     Interest income            74,415       33,489      147,979       36,154
    Other income, net          173,029      218,730      379,158      334,470
     Interest expense           (2,581)     (18,661)      (4,723)     (34,558)

    NET INCOME BEFORE
     INCOME TAX              4,862,509    1,798,383    8,476,169    2,360,002

    INCOME TAX EXPENSE         759,918      240,334    1,525,170      312,589

    NET INCOME              $4,102,591   $1,558,049   $6,950,999   $2,047,413

    NET INCOME PER SHARE -
     BASIC                       $0.30        $0.13        $0.51        $0.17

    NET INCOME PER SHARE -
     DILUTED                     $0.29        $0.12        $0.50        $0.16

    Weighted average
     shares - Basic         13,766,588   11,936,466   13,565,132   11,903,112

    Weighted average
     shares - Diluted       14,154,243   12,721,397   14,039,826   12,471,833


                   SELECTED CONSOLIDATED BALANCE SHEET DATA
                                 (UNAUDITED)
                                                July 3, 2004
    Cash and investments                         $32,866,039
    Current assets                               $73,464,587
    Total assets                                 $92,014,069
    Current liabilities                          $11,235,895
    Long-term debt                                   $78,159
    Total liabilities                            $11,947,115
    Total shareholders' equity                   $80,066,954
    Total liabilities and
     shareholders' equity                        $92,014,069

              SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA
                                 (UNAUDITED)
                                                July 3, 2004
    Net cash provided by (used in)
     operating activities                           $254,698
    Net cash provided by (used in)
     investing activities                       $(5,629,198)
    Net cash provided by (used in)
     financing activities                         $1,069,405
    Effect of Exchange Rate Changes
     on Cash                                      $(438,767)
    Cash and Cash Equivalents,
     Beginning of Period                         $17,424,901
    Cash and Cash Equivalents,
     End of Period                               $12,681,039



SOURCE  FARO Technologies, Inc.
    -0-                             08/04/2004
    /CONTACT: Greg Fraser, Executive Vice President & CFO, FARO Technologies, Inc., +1-407-333-9911; or Vic Allgeier, The TTC Group, +1-212-227-0997, for
FARO Technologies, Inc./
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.faro.com /
    /Audio:  http://www.firstcallevents.com/service/ajwz409192750gf12.html /
    (FARO)

CO:  FARO Technologies, Inc.
ST:  Florida
IN:  AUT MAC STW CPR
SU:  ERN ERP CCA MAV